                                 EXHIBIT 10.18



                                CREDIT AGREEMENT



                                    BETWEEN


                             SUBURBAN WATER SYSTEMS


                                      AND


                               MELLON BANK, N.A.


                               DECEMBER 23, 1997

                               TABLE OF CONTENTS
                               -----------------

                                                                         PAGE(S)
                                                                         -------

ARTICLE I          DEFINITIONS............................................   1

SECTION 1.01.      Defined Terms..........................................   1
SECTION 1.02.      Other Definitional Provisions..........................   7

ARTICLE II         THE CREDIT.............................................   8

SECTION 2.01.      The Revolving Loans....................................   8
                   (a) The Revolving Commitment...........................   8
                   (b) Making the Revolving Loans.........................   8
                   (c) Reduction of the Revolving Commitment..............   9
                   (d) Revolving Note.....................................   9
SECTION 2.02.      Repayment..............................................   9
                   (a) Mandatory Repayments...............................   9
                   (b) Optional Prepayment................................   9
SECTION 2.03.      Interest Rate and Payment Dates........................   9
                   (a) Payment............................................   9
                   (b) Interest Rate......................................   10
                   (c) Rate Periods.......................................   10
                   (d) Interest After Event of Default or Maturity........   10
                   (e) Selection, Conversion or Renewal of Rate Options...   11
                   (f) Prime Rate Fallback................................   11
SECTION 2.04.      Commitment Fee.........................................   11

ARTICLE III        GENERAL PROVISIONS CONCERNING THE LOANS................   12

SECTION 3.01.      Use of Proceeds........................................   12
SECTION 3.02.      Computation of Interest and Fees.......................   12
                   (a) Calculations.......................................   12
                   (b) Determination by Bank..............................   12
SECTION 3.03.      Payments...............................................   12
SECTION 3.04.      Payment on Non-Business Days...........................   12
SECTION 3.05.      Reduced Return.........................................   12
SECTION 3.06.      Indemnities and Losses.................................   13
                   (a) Indemnities........................................   13
                   (b) Funding Losses.....................................   13
SECTION 3.07.      Funding Sources........................................   14
SECTION 3.08.      Requirements of Law....................................   14
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                                       i
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                               TABLE OF CONTENTS
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                                  (continued)
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                                                                         PAGE(S)
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
ARTICLE IV         CONDITIONS OF LENDING..................................   15

SECTION 4.01.      Conditions Precedent to Initial Loans..................   15
SECTION 4.02.      Conditions Precedent to Each Borrowing.................   16

ARTICLE V          REPRESENTATIONS AND WARRANTIES.........................   17

SECTION 5.01.      Representations and Warranties.........................   17
    (a)            Organization...........................................   17
    (b)            Authorization; No Conflict.............................   17
    (c)            Governmental Consents..................................   17
    (d)            Validity...............................................   17
    (e)            Financial Condition....................................   18
    (f)            Litigation.............................................   18
    (g)            Employee Benefit Plans.................................   18
    (h)            Disclosure.............................................   18
    (i)            Environmental Matters..................................   18
    (j)            Employee Matters.......................................   19
    (k)            Solvency...............................................   19
    (l)            Title to Properties....................................   19
    (m)            Tax Returns............................................   19
    (n)            Compliance with Other Agreements and Applicable Laws...   20

ARTICLE VI         COVENANTS..............................................   20

SECTION 6.01.      Affirmative Covenants..................................   20
    (a)            Financial Information..................................   20
    (b)            Notices and Information................................   22
    (c)            Corporate Existence, Etc...............................   23
    (d)            Payment of Taxes and Claims............................   23
    (e)            Maintenance of Properties; Insurance...................   23
    (f)            Inspection.............................................   24
    (g)            Compliance with Laws Etc...............................   24
    (h)            Hazardous Waste Studies................................   24

SECTION 6.02.      Negative Covenants.....................................   24
    (a)            Leverage Ratio.........................................   24
    (b)            Consolidated Tangible Net Worth of Borrower............   24
    (c)            Consolidated Tangible Net Worth of Southwest...........   25
    (d)            Consolidated Net Profit................................   25

                                      ii
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                               -----------------
                                  (continued)

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

                                                                         PAGE(S)
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
             (e)   Consolidated Net Profit of Southwest...................   25
             (f)   EBITDA Coverage Ratio of Southwest.....................   25
             (h)   Liens Etc..............................................   25
             (i)   Debt...................................................   25
             (j)   Consolidation, Merger or Dissolution...................   26
             (k)   Loans, Investments, Secondary Liabilities..............   26
             (l)   Asset Sales............................................   26
             (m)   Hostile Tender Offers..................................   27
             (n)   Distributions..........................................   27
             (o)   Transactions with Affiliates...........................   27
             (p)   Books and Records......................................   27
             (q)   Restructure............................................   27

ARTICLE VII        EVENTS OF DEFAULT......................................   27

SECTION 7.01.      Events of Default......................................   27

ARTICLE VIII       MISCELLANEOUS..........................................   31

SECTION 8.01.      Amendments, Etc........................................   31
SECTION 8.02.      Notices, Etc...........................................   31
SECTION 8.03.      Right of Setoff:  Security Interest in Deposit Accounts   31
SECTION 8.04.      No Waiver; Remedies....................................   31
SECTION 8.05.      Costs and Expenses.....................................   31
SECTION 8.06.      Participations.........................................   32
SECTION 8.07.      Effectiveness: Binding Effect..........................   32
SECTION 8.08.      Governing Law..........................................   32
SECTION 8.09.      Arbitration............................................   32
SECTION 8.10.      Waiver of Notices......................................   34
SECTION 8.11.      Entire Agreement.......................................   35
SECTION 8.12.      Separability of Provisions.............................   35
SECTION 8.13.      Execution in Counterparts..............................   35

Schedules
---------
     5.01(f)   Litigation
     5.01(i)   Environmental Matters
     6.02(h)   Liens

                               TABLE OF CONTENTS
                               -----------------
                                 (continued)
                                                                        PAGE(S)
                                                                        -------
Exhibits
--------

     A - Form of Revolving Note
     B - Form of Legal Opinion

                                CREDIT AGREEMENT


     This Credit Agreement dated as of December 23, 1997 is entered into between SUBURBAN WATER SYSTEMS, a California corporation (the "Borrower") and MELLON
                                                       --------
BANK, N.A. (the "Bank").  The Borrower and the Bank agree as follows:
                 ----

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01.  Defined Terms.  As used in this Agreement, the following
                    -------------
terms have the following meanings:

     "Agreement":  This Credit Agreement, as amended, supplemented or modified
      ---------
from time to time.

     "Bank":  As set forth in the introductory paragraph of this Agreement.
      ----

     "Bondable Capacity":  Has the meaning as set forth in Section 4.02(A) of
      -----------------
that certain Indenture of Mortgage and Deed of Trust dated October 1, 1986, executed by Suburban Water Systems to First Trust of California, National Association, as Trustee, as amended by First Supplemental Indenture of Mortgage dated February 7, 1990, Second Amendment and Supplement to Indenture of Mortgage dated January 24, 1992 and Third Amendment and Supplement to Indentured Mortgage dated October 9, 1996.

     "Borrower":  As set forth in the introductory paragraph of this Agreement.
      --------

     "Borrowing":  As defined in Section 2.01.
      ---------

     "Business Day":  Any day on which the Bank is open for business at the
      ------------
location where the Revolving Note is payable unless otherwise stated.

     "Capital Leases":  As applied to any Person, any lease of any property
      --------------
(whether real, personal or mixed) by that Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

     "Change of Control":  Shall be deemed to have occurred at such times as:
      -----------------
(a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Act of 1934), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than thirty percent (30%) of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors; or (b) Southwest shall fail to own directly one hundred percent (100%) of the issued and outstanding common stock of Borrower, NMUI or ECO or shall lose voting control of Borrower's, NMUI's or ECO's issued and outstanding common stock. A change of control shall not include a transfer of NMUI's operating assets through a condemnation or sale in lieu of condemnation.

     "Commitment":  The Bank's obligation to make Loans to the Borrower pursuant
      ----------
to Article II in the amount or amounts referred to therein.

     "Consolidated EBITDA of Southwest" means, for any period of Southwest and
      --------------------------------
its Subsidiaries on a consolidated basis, Consolidated Net Income of Southwest for such period, plus interest expense (net of capitalized interest expense) and provision for income taxes for such period, plus depreciation and amortization for such period.

     "Consolidated Liabilities of Southwest":  At any date of determination, the
      -------------------------------------
total liabilities of Southwest and its Subsidiaries on a consolidated basis determined in accordance with GAAP (including, without limitation, (1) any balance sheet liability with respect to a Pension Plan recognized pursuant to Financial Accounting Standards Board Statements 87 or 88 and (2) any withdrawal liability under Section 4201 of ERISA with respect to a withdrawal from a Multiemployer Plan, as such liability may be set forth in a notice of withdrawal liability under Section 4219 (and as adjusted from time to time subsequent to the date of such notice) less (1) deferred taxes, (2) contributions in aid of
                         ----
construction ("CIAC"), (3) unamortized investment tax credits, (4) deferred revenue on CIAC, and (5) deposits for CIAC for capital improvement projects.

     "Consolidated Net Income of Southwest" means, in respect of any period of
      ------------------------------------
Southwest and its Subsidiaries, the consolidated net income after taxes of Southwest and its Subsidiaries as such would appear on the consolidated statement of earnings of Southwest and its Subsidiaries prepared in accordance with GAAP, consistently applied, minus nonrecurring or extraordinary income.
                                 -----

     "Consolidated Tangible Net Worth of Borrower":  At any date of
      -------------------------------------------
determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the Borrower and its consolidated Subsidiaries minus (i) treasury stock, (ii) intangible assets
                          -----
(including, without limitation, franchises, patents, patent applications, trademarks, brand names, goodwill, purchased contracts, water rights and deferred charges (including unamortized debt discount and expense and organization costs) and research and development expenses) and (iii) receivables, advances, loans and all other amounts due from employees, officers, shareholders and/or affiliates (excluding Southwest), on a consolidated basis determined in conformity with GAAP.

     "Consolidated Tangible Net Worth of Southwest":  At any date of
      --------------------------------------------
determination, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Southwest and its consolidated Subsidiaries minus (i) treasury stock, (ii) intangible assets
                          -----
(including, without limitation, franchises, patents, patent applications, trademarks, brand names, goodwill, purchased contracts, water rights and deferred charges (including unamortized debt discount and expense and organization costs) and research and development expenses) and (iii) receivables, advances, loans and all other amounts due from employees, officers, shareholders and/or affiliates (excluding Southwest's wholly-owned Subsidiaries), on a consolidated basis determined in conformity with GAAP.

     "Debt":  As applied to any Person, (i) all indebtedness for borrowed money,
      ----
(ii) that portion of obligations with respect to Capital Leases which is properly classified as a liability on a balance sheet in conformity with GAAP,
(iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services which purchase price is (y) due more than six months from the date of incurrence of the obligation in respect thereof, or (z) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that person; (vi) reimbursement obligations under letters of credit; and (vii) other contingent liabilities.

     "Distribution":  With respect to any Person shall mean that such Person has
      ------------
paid any dividend or returned any capital to, its stockholders or equity holders as such or authorized or made any other distribution, payment or delivery of property or cash to its stockholders or equity holders as such, or redeemed, retired, purchased, or otherwise acquired, directly or indirectly, for consideration, any shares of any class of its capital stock or equity interests (or any options, warrants or rights issued by such Person with respect to its capital stock or equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any equity interests of such Person (or any options, warrants or rights issued by such Person with respect to its capital stock or equity interests). Without limiting the foregoing, "Distributions" with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights plans, equity incentive or the setting aside of any funds for the foregoing purposes.

     "Dollars and $":  Dollars in lawful currency of the United States of
      -------------
America.

     "EBITDA Coverage Ratio of Southwest " means, for any period of Southwest
      ----------------------------------
and its Subsidiaries on a consolidated basis, Consolidated EBITDA divided by the sum of the total interest expense plus current portion of long-term Debt plus
                                  ----                                   ----
current portion of advances for construction plus Distributions.
                                             ----

     "ECO":  ECO Resources, Inc., a Texas corporation.
      ---

     "Employee Benefit Plan":  Any Pension Plan, any employee welfare benefit
      ---------------------
plan, or any other employee benefit plan which is described in Section 3(3) of ERISA and which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower.

     "ERISA":  The Employee Retirement Income Security Act of 1974, as amended
      -----
to the date hereof and from time to time hereafter.

     "ERISA Affiliate":  As applied to any Person, any trade or business
      ---------------
(whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b) and (c) of the Internal Revenue Code.

     "Funded Debt of Borrower" means, without duplication, all with respect to
      -----------------------
Borrower and its Subsidiaries on a consolidated basis, all Debt for borrowed money, including without limitation: (i) Debt evidenced by Borrower's mortgage bonds; (ii) unsecured Debt; (iii) all amounts owing under the Loan Documents; and (iv) all amounts owing to Wells Fargo (including, without limitation, unsecured Debt to Wells Fargo as permitted hereunder).

     "GAAP":  Generally accepted accounting principles set forth in the opinions
      ----
and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession or any public commission having regulatory responsibility over the Borrower or any Subsidiary.

     "Interest Rate Options":  Has the meaning set forth in Section 2.03(b)
      ---------------------
hereof.

     "Internal Revenue Code":  The Internal Revenue Code of 1986, as amended to
      ---------------------
the date hereof and from time to time hereafter and any successor statute.

     "Lien":  Any lien, mortgage, deed of trust, pledge, security interest,
      ----
charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Libor Rate":  For any day for any proposed or existing Rate Segment
      ----------
corresponding to a Rate Period shall mean the rate per annum determined by Bank to be the rate per annum obtained by dividing (the resulting quotient to be rounded upward to the nearest 1/16 of 1%) (A) the rate of interest (which shall be the same for each day in such Rate Period) estimated in good faith by Bank in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rates per annum for deposits in United States dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Rate Period for delivery on the first day of such Rate Period in amounts comparable to such Rate Segment (or, if there are no such comparable amounts actively traded, the smallest amounts actively traded) and have maturities comparable to such Rate Period by (B) a number equal to 1.00 minus the Libor Rate Reserve Percentage for such day.

     The "Libor Rate" may also be expressed by the following formula:
          ----------

                         [average of rates offered to major]
                         [money banks in the London inter-]
     Libor Rate  =       [bank market estimated by the Bank]
                         -----------------------------------
                         [1.00 - Libor Rate Reserve Percentage]

     "Libor Rate Reserve Percentage":  For any day shall mean the percentage
      -----------------------------
(rounded upward to the nearest 1/16 of 1%), as determined in good faith by Bank (which determination shall be conclusive) as representing for such day the maximum effective reserve requirement (including, without limitation, supplemental, marginal and emergency requirements ) for member banks of the Federal Reserve System with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of any maturity. Each Libor Rate shall be
       ------------------------
adjusted automatically as of the effective date of any change in the Libor Rate Reserve Percentage.

     "Loans":  Loans made to the Borrower pursuant to Section 2.01.
      -----

     "Loan Documents":  This Agreement, the Revolving Note and each agreement,
      --------------
document, instrument and guarantee required by the Bank in connection with this Agreement and/or the credit extended hereunder.

     "London Business Day":  A day for dealing in deposits in United States
      -------------------
dollars by and among banks in the London interbank market.

     "Maturity Date":  July 1, 1999.
      -------------

     "Multiemployer Plan":  A "multiemployer plan" as defined in Section
      ------------------
4001(a)(3) of ERISA which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower.

     "NAIC" means National Association of Insurance Companies.
      ----

     "NMUI":  New Mexico Utilities, Inc., a New Mexico corporation.
      ----

     "Pension Plan":  Any employee plan which is subject to Section 412 of the
      ------------
Internal Revenue Code and which is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower, other than a Multiemployer Plan.

     "Person":  An individual, partnership, corporation, limited liability
      ------
company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     "Portion":  "Prime Rate Portion" shall mean at any time the part, including
      -------     ------------------
the whole, of the unpaid principal amount of the Revolving Note bearing interest at such time under the Prime Rate Option, in accordance with the first sentence of Section 2.03(d) hereof, or in accordance with Section 2.03(f) hereof.  "Libor Rate Portion" shall mean
                                                ------------------
at any time, the part, including the whole, of the unpaid principal amount of the Revolving Note bearing interest at such time under the Libor Rate Option or in accordance with the second sentence of Section 2.03(d) hereof.

     "Potential Event of Default":  A condition or event which, after notice or
      --------------------------
lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

     "Prime Rate":  The interest rate per annum announced from time to time by
      ----------
Bank as its Prime Rate. The Prime Rate may be greater or less than other interest rates charged by Bank to other borrowers and is not solely based or dependent upon the interest rate which Bank may charge any particular borrower or class of borrowers. Information concerning the Prime Rate may be obtained from the Bank.

     "Rate Period": As defined in Section 2.03(c).
      -----------

     "Rate Segment":  Of the Libor Rate Portion at any time shall mean the
      ------------
entire principal amount of such Portion to which at such time there is applicable a particular Rate Period beginning on a particular day and ending on another particular day. (By definition, each Portion is at all times composed of an integral number of discrete Rate Segments, each corresponding to a particular Rate Period, and the sum of the principal amounts of all Rate Segments of a particular Portion at any time equals the principal amount of such Portion at such time).

     "Regulation G, T, U and X":  Regulations G, T, U and X, respectively,
      ------------------------
promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

     "Revolving Commitment":  The amount of $4,000,000 as such amount may be
      --------------------
reduced pursuant to Section 2.01(c).

     "Revolving Loans":  As defined in Section 2.01(a).
      ---------------

     "Revolving Note":  As defined in Section 2.01(d).
      --------------

     "S.E.C.":  The United States Securities and Exchange Commission and any
      ------
successor institution or body which performs the functions or substantially all of the functions thereof.

     "Solvent":  When used with respect to any Person that as of the date as to
      -------
which the Person's solvency is to be measured:

     (i) the fair saleable value of its assets is in excess of the total amount of its liabilities (including contingent liabilities) as they become absolute and matured;

     (ii) it has sufficient capital to conduct its business; and

     (iii)  it is able to meet its debts as they mature.

     "Southwest":  means Southwest Water Company, a Delaware corporation and the
      ---------
parent company of Borrower.

     "Southwest Loan Documents" means that Amended and Restated Credit Agreement
      ------------------------
dated as of the date hereof between the Bank and Southwest, and each agreement, document, instrument and guarantee required by the Bank in connection with such Amended and Restated Credit Agreement and/or the credit extended thereunder.

     "Standard Notice":  An irrevocable notice provided to the Bank on a
      ---------------
Business Day which is:

     (i) at least one Business Day in advance in the case of selection of, conversion to or renewal of the Prime Rate Option or prepayment of any Prime Rate Portion; and

     (ii) at least three London Business Days in advance in the case of selection of, conversion to or renewal of the Libor Rate Option or prepayment of any Libor Rate Portion.

Standard Notice must be provided no later than 12:00 p.m., Los Angeles time, on the last day permitted for such notice.

     "Subsidiary":  A corporation of which shares of stock having ordinary
      ----------
voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly, or indirectly through one or more intermediaries, or both, by the Borrower.

     "Termination Event":  (i) a "Reportable Event" described in Section 4043 of
      -----------------           ----------------
ERISA and the regulations issued thereunder (other than a "Reportable Event" not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation under such regulations) with respect to any Pension Plan, or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a "substantial employer" as defined in
                                           --------------------
Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate a Pension Plan by the Pension Benefit Guaranty Corporation under
Section 4042 of ERISA, or (v) any other
event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan under Section 4042 of ERISA, or (vi) the imposition of a lien with respect to any Pension Plan pursuant to Section 412(n) of the Internal Revenue Code.

     "Wells Fargo" means Wells Fargo Bank, National Association.
      -----------

     SECTION 1.02.  Other Definitional Provisions.
                    -----------------------------

     (a) All terms defined in this Agreement shall have the defined meanings when used in the Revolving Note or any certificate or other document made or delivered pursuant hereto.

     (b) As used herein and in the Revolving Note, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in subsection 1.01, and accounting terms partly defined in subsection 1.01 to the extent not defined, shall have the respective meanings given to them under GAAP.

     (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

     (d) So long as the Borrower does not have any Subsidiaries, references to a Subsidiary or Subsidiaries in this Agreement shall be deemed to be deleted.

                                  ARTICLE II

                                   THE CREDIT

     SECTION 2.01.  The Revolving Loans.
                    -------------------

     (a)  The Revolving Commitment. The Bank agrees, on the terms and conditions
          ------------------------
hereinafter set forth, to make loans ("Revolving Loans") to the Borrower from
                                       ---------------
time to time during the period from the date hereof to and including the Maturity Date in an aggregate amount not to exceed the Revolving Commitment, as such amount may be reduced pursuant to Section 2.01(c). Each borrowing under this Section (a "Borrowing") shall be in a minimum amount of $1.00; provided
                 ---------
that every selection of, conversion to or renewal of the Libor Rate Option shall be in a minimum principal amount of $250,000 or an integral multiple of $50,000 above such amount. Within the limits of the Revolving Commitment and prior to the Maturity Date, the Borrower may borrow, repay pursuant to Section 2.02(b) and reborrow under this Section.

     (b) Making the Revolving Loans.  The Borrower may borrow under the
         --------------------------
Revolving Commitment on any Business Day, provided that the Borrower shall give the Bank

Standard Notice specifying (i) the amount of the proposed Borrowing and (ii) the requested date of the Borrowing. Upon satisfaction of the applicable conditions set forth in Article IV, the proceeds of all such Loans will then be made available to the Borrower by the Bank by crediting the account of the Borrower on the books of the Bank, or as otherwise directed by the Borrower.

     The Standard Notice may be given in writing (including facsimile transmission) signed by the President, Vice President, Chief Financial Officer, Secretary or Treasurer of Borrower or orally by one of the aforementioned persons, but if the Standard Notice is provided orally, Borrower shall same day confirm the oral Standard Notice in writing (including facsimile transmission) no later than 2:00 p.m., Los Angeles time, and any conflict regarding a written or oral notice and the Bank's books and records applicable to the same Borrowing shall be conclusively determined by the Bank's books and records. The Bank shall not incur any liability to the Borrower in acting upon any oral or written notice of Borrowing which the Bank believes in good faith to have been given by a Person duly authorized to borrow on behalf of the Borrower.

     (c) Reduction of the Revolving Commitment.  The Borrower shall have the
         -------------------------------------
right, upon at least two Business Days' notice to the Bank, to terminate in whole or reduce in part the unused portion of the Revolving Commitment, without premium or penalty, provided that each partial reduction shall be in the aggregate amount of $100,000 or an integral multiple thereof and that such reduction shall not reduce the Revolving Commitment to an amount less than the amount outstanding hereunder on the effective date of the reduction. Such notice shall be irrevocable and such reduction shall not be reinstated.

     (d) Revolving Note.  The Loans made by the Bank pursuant hereto shall be
         --------------
evidenced by an a promissory note of the Borrower, substantially in the form of

Exhibit A, with any appropriate insertions (the "Revolving Note"), payable to
---------                                        --------------
the order of the Bank and representing the obligation of the Borrower to pay the aggregate unpaid principal amount of all Revolving Loans made by the Bank, with interest thereon as prescribed in Section 2.03. The Bank is hereby authorized to record in its books and records and on any schedule annexed to the Revolving Note, the date and amount of each Revolving Loan made by the Bank, and the date and amount of each payment of principal thereof, and in the case of Libor Rate Option Loans, the Libor Rate, the Libor Rate Portion, and the Rate Period with respect thereto, and any such recordation shall constitute prima facie evidence
                                                           ----- -----
of the accuracy of the information so recorded; provided that failure by the Bank to effect such recordation shall not affect the Borrower's obligations hereunder. Prior to the transfer of a Revolving Note, the Bank shall record such information on any schedule annexed to and forming a part of such Revolving Note.

     SECTION 2.02.  Repayment.
                    ---------

     (a) Mandatory Repayments.  The aggregate principal amount of the Revolving
         --------------------
Loans outstanding on the Maturity Date, together with accrued interest thereon, shall be due and payable in full on the Maturity Date. If at any time the aggregate outstanding

Borrowings exceed the Revolving Commitment then in effect, the Borrower shall immediately repay the excess to the Bank without penalty or premium.

     (b) Optional Prepayment.  Borrower shall have the right at its option from
         -------------------
time to time to prepay the Prime Rate Portion in whole or in part without penalty or premium. Borrower shall have no right to prepay any part of the Libor Rate Portion at any time without the prior written consent of Bank except that Borrower may prepay any part of any Rate Segment at the expiration of the Rate Period corresponding to such Rate Segment. Prepayments shall be made by giving the Bank Standard Notice thereof (which shall be irrevocable), specifying the date, and amount and type of prepayment, and upon such date the amount so specified, accrued interest thereon, and any amounts payable under Section 3.06(b) hereof shall be due and payable.

     SECTION 2.03.  Interest Rate and Payment Dates.
                    -------------------------------

     (a) Payment.  The principal balance of the Revolving Note shall be paid in
         -------
accordance with the terms set forth in the Revolving Note. Accrued interest on the Prime Rate Portion shall be due and payable on the last day of each month commencing on December 31, 1997. Interest on each Rate Segment of the Libor Rate Portion which has a Rate Period equal to or less than three months shall be due and payable on the last day of the corresponding Rate Period. Interest on each Rate Segment of the Libor Rate Portion which has a Rate Period greater than three months shall be due and payable on the third and sixth month anniversary date of the first day of the corresponding Rate Period, if any, and on the last day of the corresponding Rate Period. After maturity of any part of the Revolving Note (by acceleration or otherwise), interest on such part of the Revolving Note shall be due and payable ON DEMAND.

     (b) Interest Rate.  The unpaid principal amount of the Revolving Note shall
         -------------
bear interest for each day until due on one or more bases selected by Borrower from among the interest rate options (the "Interest Rate Options") set forth
                                           ---------------------
below. Borrower understands and agrees: (i) that Bank may in its sole discretion from time to time determine that the right of Borrower to select, convert to or renew the Prime Rate Option or the Libor Rate Option is not available and (ii) that subject to the provisions hereof Borrower may select any number of Options to apply simultaneously to different parts of the unpaid principal amount of the Revolving Note and may select any number of Rate Segments to apply simultaneously to different parts of the Libor Rate Portion.

                        Available Interest Rate Options
                        -------------------------------

Prime Rate Option:  A rate per annum for each day equal to the Prime Rate.
-----------------

Libor Rate Option:  A rate per annum for each day equal to the Libor Rate for
-----------------
such day plus one and one-half (1.5) percentage points.

     (c) Rate Periods.  At any time when Borrower selects, converts to or renews
         ------------
the Libor Rate Option, Borrower shall fix a period (the "Rate Period") which
                                                         -----------
shall be one, two, three or six months, which shall be acceptable to Bank in Bank's sole discretion, during which the Libor Rate Option shall apply to the corresponding Rate Segment; provided, that Borrower may not elect a Rate Period
                            --------
which will end after the Maturity Date. Bank's right to payment of principal and interest under the Revolving Note shall in no way be affected by the fact that one or more Rate Periods may be in effect.

     Interest Rate Options shall be selected in a manner which shall ensure that Borrower shall be able to make scheduled payments of principal under the Revolving Note without incurring liability under Section 3.06(b) below; provided, however, that in the event that Borrower prepays any Rate Segment
--------  -------
bearing interest under the Libor Rate Portion in order to make a scheduled payment of principal under the Revolving Note, Borrower shall indemnify the Bank as provided in Section 3.06(b) below.

     (d) Interest After Event of Default or Maturity.  After the occurrence of
         -------------------------------------------
an Event of Default or the principal amount of any part of the Prime Rate Portion shall have become due and payable, the outstanding principal amount of such Prime Rate Portion shall bear interest for each day until paid (before and after judgment) at a rate per annum (based on a year of 360 days and actual days elapsed) which for each day shall be the greater of (a) two (2) percentage points above the Prime Rate Option on the day such Event of Default or such amount become due, and (b) two (2) percentage points above the Prime Rate Option, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate. After the occurrence of an Event of Default or the principal amount of any part of the Libor Rate Portion shall have become due and payable, the outstanding principal amount of such Libor Rate Portion amount shall bear interest for each day until paid (before and after judgment) (a) until the end of the applicable then current Rate Period at a rate per annum (based on a year of 360 days and actual days elapsed) two (2) percentage points above the Libor Rate Option otherwise applicable to such part, and (b) thereafter in accordance with the previous sentence.

     (e) Selection, Conversion or Renewal of Rate Options.  Subject to the other
         ------------------------------------------------
provisions hereof, Borrower may select any Interest Rate Option to apply to the borrowings evidenced by the Revolving Note. Subject to the other provisions hereof, Borrower may convert any part of the unpaid principal amount of the Revolving Note from either Interest Rate Option to the other Interest Rate
Option: (a) at any time with respect to the conversion from the Prime Rate Option to the Libor Rate Option and (b) at the expiration of any Rate Period with respect to conversion from or renewals of the Libor Rate Option as to the Rate Segment corresponding to such expiring Rate Period. Whenever Borrower desires to select, convert or renew the Libor Rate Option, Borrower shall give Bank Standard Notice thereof (which shall be irrevocable), specifying the date, amount and type of the proposed new Rate Option. If such notice has been duly given, and if Bank in its sole discretion approves the proposed selection, conversion or renewal, on and after the date specified in such notice, interest shall be calculated upon the unpaid principal amount of the Revolving Note taking into account such selection, conversion or renewal.

     (f) Prime Rate Fallback.  If any Rate Period expires, any part of the Rate
         -------------------
Segment corresponding to such Rate Period which has not been converted or renewed in accordance with Section 2.03(e) hereof automatically shall be converted to the Prime Rate Option. If Borrower fails to select, or if Bank fails to approve an Interest Rate Option to apply to the borrowings evidenced by the Revolving Note, such borrowings shall be deemed to be at the Prime Rate Option. If at any time the Bank shall have determined in good faith (which determination shall be conclusive) that the accrual of interest at the Libor Rate Option has been made unascertainable, impractical or unlawful by compliance by the Bank in good faith with any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or administration thereof by any official body charged with the interpretation or administration thereof or with any request or directive of any such authority, the outstanding principal amount of the Revolving Note subject to the Libor Rate Option shall accrue interest at the Prime Rate Option and the Borrower shall not have the right to select the Libor Rate Option.

     SECTION 2.04.  Commitment Fee.  Borrower shall pay to Bank a fee for the
                    --------------
Revolving Commitment equal to one-half of one percent (0.5%) per annum of the daily unused balance of the Revolving Commitment, calculated on a calendar quarter basis, which fee shall be due and payable by Borrower to Bank, or debited to Borrower's account with Bank, if so maintained, not later than ten
(10) days after billing is sent by Bank.

                                  ARTICLE III

                    GENERAL PROVISIONS CONCERNING THE LOANS

     SECTION 3.01.  Use of Proceeds.  The proceeds of the Loans hereunder shall
                    ---------------
be used by the Borrower (i) for general corporate purposes and working capital of the Borrower, and (ii) to finance capital additions to the water utility and other operations of the Borrower. Subject to the terms of Section 6.02(h)(iv) hereof, Borrower may also lend proceeds of the Loans to Southwest for (i) general corporate purposes and working capital of Southwest and (ii) to finance capital addition to the water utility and other operations of Southwest and Southwest's wholly-owned Subsidiaries.

     SECTION 3.02.  Computation of Interest and Fees.
                    --------------------------------

     (a) Calculations.  Interest in respect of the Prime Rate Option Loans shall
         ------------
be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on a Prime Rate Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective. Interest in respect of the Libor Rate Option Loans, and any fees payable hereunder, shall be calculated on the basis of a 360 day year for the actual days elapsed.

     (b) Determination by Bank.  Each determination of an interest rate or fee
         ---------------------
by the Bank pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

     SECTION 3.03.  Payments.  The Borrower shall make each payment of
                    --------
principal, interest and fees hereunder and under the Revolving Note, without setoff or counterclaim, not later than 12:00 p.m. (Los Angeles time) on the day when due in lawful money of the United States of America to the Bank at the office of the Bank designated in writing in immediately available funds.

     SECTION 3.04.  Payment on Non-Business Days.  Whenever any payment to be
                    ----------------------------
made hereunder or under the Revolving Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     SECTION 3.05.  Reduced Return.  If the Bank shall have determined that any
                    --------------
applicable law, regulation, rule or regulatory requirement generally applicable to banks located in California (collectively in this Section 3.05 "Requirement")
                                                                   -----------
regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any United States federal or state governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its Commitment and obligations hereunder to a level below that which would have been achieved but for such Requirement, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material (which amount shall be determined by the Bank's reasonable allocation of the aggregate of such reductions resulting from such events), then from time to time, within five (5) Business Days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. The Bank does not presently have knowledge of any new Requirement or any pending change in any existing Requirement which would result in such additional amounts being owed.

     SECTION 3.06.  Indemnities and Losses.
                    ----------------------

     (a) Indemnities.  Whether or not the transactions contemplated hereby shall
         -----------
be consummated, the Borrower agrees to indemnify, pay and hold the Bank, and the shareholders, officers, directors, employees and agents of the Bank

("Indemnified Person"), harmless from and against any and all claims,
---------------------
liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Indemnified Persons is a party to any litigation), including, without limitation, reasonable attorneys' fees and costs (including, without limitation, the reasonable estimate of the allocated cost of in-house legal counsel and staff) and costs of investigation, document production, attendance at a deposition, or other discovery, prior to the assumption of defense by the Borrower, with respect to or arising out of any proposed acquisition by the Borrower or any of its Subsidiaries of any Person or any securities (including a self-tender), this Agreement or any use of proceeds hereunder, or any claim, demand, action or cause of action being asserted against the Borrower or any of its Subsidiaries (collectively, the "Indemnified Liabilities"), provided that the Borrower shall have no obligation
 -----------------------
hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Indemnified Persons. If any claim is made, or any action, suit or proceeding is brought, against any Indemnified Person pursuant to this Section, the Indemnified Person shall notify the Borrower within thirty (30) days of the Bank being notified in writing of any such claim or the commencement of such action, suit or proceeding, and the Borrower will assume the defense of such action, suit or proceeding, employing counsel selected by Borrower's insurance carrier, or selected by the Borrower and reasonably satisfactory to the Indemnified Person, and pay the fees and expenses of such counsel. This covenant shall survive termination of this Agreement and payment of the outstanding Revolving Note for a period of six (6) years.

     (b) Funding Losses.  The Borrower agrees to indemnify the Bank and to hold
         --------------
the Bank harmless from any loss or expense including, but not limited to, any such loss or expense arising from interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its Libor Rate Option Loans hereunder, which the Bank may sustain or incur as a consequence of (i) payment, prepayment or conversion of any part of any Rate Segment of the Libor Rate Portion on a day other than the last day of the corresponding Rate Period (whether or not any such payment is pursuant to demand by Bank under the Revolving Note and whether or not any such payment, prepayment or conversion is consented to by Bank, unless Bank shall have expressly waived such indemnity in writing); (ii) default by the Borrower in making a conversion or continuation after the Borrower has given a notice thereof, (iii) default by the Borrower in making any payment after the Borrower has given a notice of payment, (iv) attempt by Borrower to revoke in whole or part any irrevocable notice given pursuant to Section 2.03(e) hereof; or (v) breach of or default by any obligor in the performance or observance of any covenant or condition in the Revolving Note, any separate security, guarantee or suretyship agreement between Bank and any obligor, or any other document executed and delivered to Bank by any obligor in connection with the indebtedness evidenced by the Revolving Note. If Bank sustains any such loss or expense, it shall from time to time notify Borrower of the amount determined in good faith by Bank (which determination shall be conclusive) to be necessary to indemnify Bank for such loss or expense. Such amount shall be due and payable by Borrower within five (5) Business Days after demand. This covenant shall survive termination of this Agreement and payment of the outstanding Revolving Note.

     SECTION 3.07.  Funding Sources.  Nothing in this Agreement shall be deemed
                    ---------------
to obligate the Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     SECTION 3.08.  Requirements of Law.  In the event that any law, regulation
                    -------------------
or directive generally applicable to banks located in California or any change therein or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any United States federal or state central bank or other governmental authority, agency or instrumentality:

     (a) does or shall impose, modify or hold applicable any reserve, assessment rate, special deposit, compulsory loan or other requirement (collectively in this Section 3.08 "Requirements") against assets held by, or
                                    ------------
deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank which are not otherwise included in the determination of any Libor Rate at the last Borrowing, conversion or continuation date of a Loan;

     (b) does or shall impose, modify or hold applicable any of the Requirements against Commitments to extend credit;

     (c)  does or shall impose on the Bank any other condition;

and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining its Revolving Commitment, or the Libor Rate Option Loans or to reduce any amount receivable thereunder (which increase or reduction shall be determined by the Bank's reasonable allocation of the aggregate of such cost increases or reduced amounts receivable resulting from such events), then, in any such case, the Borrower shall pay to the Bank, within five (5) Business Days of its demand, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable as determined by the Bank with respect to Sections 3.05 and 3.08 of this Agreement. If the Bank becomes entitled to claim any additional amounts pursuant to this Section, it shall notify the Borrower of the event by reason of which it has become so entitled. Such notice shall contain a statement incorporating the calculation as to any additional amounts payable pursuant to the foregoing sentence, and such statement submitted by the Bank to the Borrower shall be conclusive in the absence of manifest error. The Bank does not presently have knowledge of any new Requirement or any pending change in any existing Requirement which would result in such additional amounts being owed. To the extent that the Bank recovers under either Section 3.05 or Section 3.08 of this Agreement, the Bank shall not be entitled to duplicative recovery under the other of Sections 3.05 or 3.08.

                                    ARTICLE IV

                             CONDITIONS OF LENDING

     SECTION 4.01.  Conditions Precedent to Initial Loans.  The obligation of
                    -------------------------------------
the Bank to make its initial Loan is subject to the conditions precedent that:

     (a) The Bank shall have received on or before the day of the initial Borrowing the following, each dated prior to or as of such day, in form and substance satisfactory to the Bank:

          (i) The Revolving Note issued by the Borrower to the order of the Bank;

          (ii) Copies of the Articles, Certificate of Incorporation, partnership agreement or other organizational document of the Borrower, certified as of a recent date by the Secretary of State of its state of formation or incorporation;

          (iii) Copies of the Bylaws, if any, of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower;

          (iv) Copies of resolutions of the Board of Directors or other authorizing documents of the Borrower, in form and substance satisfactory to the Bank, approving the Loan Documents and the Borrowings hereunder;

          (v) An incumbency certificate executed by the Secretary or an Assistant Secretary of the Borrower or equivalent document, certifying the names and signatures of the officers of the Borrower or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder;

          (vi) a Guaranty executed by Southwest in form and substance satisfactory to Bank;

          (vii)  Executed copies of all Loan Documents;

          (viii) Opinion from Borrower's counsel substantially in the form of Exhibit B hereto;

     (b) The Bank shall have completed its due diligence review of the Borrower, and the scope and results thereof shall be satisfactory to Bank in its discretion;

     (c) All information previously furnished by Borrower to Bank shall be true and correct in all material respects;

     (d) All fees required to be paid at closing shall have been paid;

     (e) All corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to the Bank and its counsel, and the Bank and such counsel shall have received any and all further information and documents which the Bank or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities; and

     (f) Nothing shall have occurred and the Bank shall not have become aware of any fact or condition not previously known, which the Bank shall determine has, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Bank, or on the ability of the Borrower to perform its obligations to the Bank or which has, or could reasonably be expected to have, a materially adverse effect on the performance, business, property, assets, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole.

     SECTION 4.02.  Conditions Precedent to Each Borrowing.  The obligation of
                    --------------------------------------
the Bank to make a Loan on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing (a) the following statements shall be true and the Bank shall have received the notice required by Section 2.01(b), which notice shall be deemed to be a certification by the Borrower that:

     (i) The representations and warranties contained in Section 5.01 are correct on and as of the date of such Borrowing as though made on and as of such date,

     (ii) No event has occurred and is continuing, or would result from such Borrowing, which constitutes an Event of Default or Potential Event of Default;

     (iii) Southwest and its Subsidiaries are in compliance with all financial covenants under the Southwest Loan Documents; and

     (iv) Nothing shall have occurred and the Bank shall not have become aware of any fact or condition not previously known, which the Bank shall determine has, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Bank, or on the ability of the Borrower to perform its obligations to the Bank or which has, or could reasonably be expected to have, a materially adverse effect on the performance, business, property, assets, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole; and

     (v)    All Loan Documents are in full force and effect,

and (b) the Bank shall have received such other approvals, opinions or documents as the Bank may reasonably request.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     SECTION 5.01.  Representations and Warranties.  The Borrower represents and
                    ------------------------------
warrants as follows:

     (a)    Organization.  The Borrower and each of its Subsidiaries is duly
            ------------
organized, validly existing and in good standing under the laws of the state of its incorporation. The Borrower and each of its Subsidiaries is also duly authorized, qualified and licensed in all applicable jurisdictions, and under all applicable laws, regulations, ordinances or orders of public authorities, to carry on its business in the locations and in the manner presently conducted.

     (b)    Authorization; No Conflict.  The execution, delivery and
            --------------------------
performance by the Borrower of the Loan Documents, and the making of Borrowings hereunder, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower's charter, by-laws or other organizational document or (ii) any law or regulation (including, without limitation, Regulations G, T, U and X and regulations of public utility commissions or similar regulatory authorities) binding on or affecting the Borrower or its properties, and will not constitute an event of default under any material agreement to which Borrower is a party or by which its assets or properties may be bound.

     (c)    Governmental Consents.  No authorization or approval or other action
            ---------------------
by, and no notice to or filing with, any governmental authority or regulatory body (except routine reports required pursuant to the Securities Exchange Act of 1934, as amended (if such act is applicable to the Borrower), which reports will be made in the ordinary course of business) is required for the due execution, delivery and performance by the Borrower of the Loan Documents.

     (d)    Validity.  The Loan Documents are the binding obligations of the
            --------
Borrower or other executing Person, if any, enforceable in accordance with their respective terms; except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.

     (e)    Financial Condition.  The balance sheets of the Borrower and its
            -------------------
consolidated Subsidiaries as at September 30, 1997,and the related consolidated statements of income and changes in common stockholders' equity of the Borrower and its consolidated Subsidiaries for the fiscal nine months then ended, copies of which have been furnished to the Bank, fairly present the financial condition of the Borrower and its consolidated Subsidiaries as at such date and the results of the operations of the Borrower and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP, consistently applied, and since September 30, 1997 there has been no material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

     (f)    Litigation.  Except as set forth in the Form 10-Q of Southwest dated
            ----------
September 30, 1997, and on Schedule 5.01(f) hereto, there is no known pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which may materially adversely affect the consolidated financial condition or operations of the Borrower or which may have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents, having regard for its other financial obligations.

     (g)    Employee Benefit Plans.  The Borrower and each of its ERISA
            ----------------------
Affiliates is in compliance in all material respects with any applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans. No Termination Event has occurred with respect to any Pension Plan. The excess of the actuarial present value of all benefit liabilities under all Pension Plans (excluding in such computation Pension Plans with assets greater than benefit liabilities) over the fair market value of the assets allocable to such benefit liabilities are not greater than five percent (5%) of Consolidated Tangible Net Worth. For purposes of the preceding sentence, the term "benefit liabilities" shall have the meaning specified in Section 4001 of ERISA.

     (h)    Disclosure.  No representation or warranty of the Borrower contained
            ----------
in this Agreement or any other document, certificate or written statement furnished to the Bank by or on behalf of the Borrower for use in connection with the transactions contemplated by this Agreement contains any known untrue statement of a material fact or omits to state a known material fact (known to the Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Borrower (other than matters of a general economic nature) which materially adversely affects the business, operations, property, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Bank for use in connection with the transactions contemplated hereby.

     (i)    Environmental Matters.  Except as set forth in Schedule 5.01(i)
            ---------------------                          ----------------
hereto, neither the Borrower nor any Subsidiary, nor any of their respective officers, employees, representatives or agents, nor, to the best of their knowledge, any other person, has treated, stored, processed, discharged, spilled, or otherwise disposed of any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by the Borrower or any Subsidiary, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations may result in liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $500,000 for all such violations; and the unresolved violations set forth in said Schedule 5.01(i) will not result in liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $500, 000 for all such unresolved violations. Except as set forth in said Schedule, no employee or other person has made a claim or demand against the Borrower or any Subsidiary based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof; and the unsatisfied claims or demands against the Borrower or any Subsidiary set forth in said Schedule 5.01(i) will not result in uninsured liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $250,000 in excess of reserves on the books of the Borrower for all such unsatisfied claims or demands. Except as set forth in said Schedule 5.01(i), neither the Borrower nor any Subsidiary has been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water; and the outstanding related charges set forth in said Schedule 5.01(i) will not result in liability to the Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $500,000 for all such outstanding charges.

     (j)    Employee Matters.  There is no known strike or work stoppage in
            ----------------
existence or threatened involving the Borrower or its Subsidiaries that may materially adversely affect the consolidated financial condition or operations of the Borrower or that may have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents, having regard for its other financial obligations.

     (k)    Solvency.  Borrower and each of its Subsidiaries is Solvent.
            --------

     (l)    Title to Properties.  Borrower and each of its Subsidiaries has good
            -------------------
and marketable title to or interests in all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Bank and such others as are permitted under
Section 6.02(d) hereof.

     (m)    Tax Returns.  Borrower and each of its Subsidiaries has filed, or
            -----------
caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Bank). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower and each of its Subsidiaries has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or its Subsidiary and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

     (n)    Compliance with Other Agreements and Applicable Laws.  Neither
            ----------------------------------------------------
Borrower nor any of its Subsidiaries is in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment (including, but not limited to any such agreement involving the debts or investments of Borrower or liens upon its assets) to which it is a party or by which it or any of its assets are bound and Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

                                  ARTICLE VI

                                   COVENANTS

     SECTION 6.01.  Affirmative Covenants.  So long as any Revolving Note shall
                    ---------------------
remain unpaid or the Bank shall have any Commitment hereunder, the Borrower will, unless the Bank shall otherwise consent in writing:

     (a) Financial Information.  Furnish to the Bank:
         ---------------------

          (i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the Borrower's audited consolidated balance sheets of itself and its consolidated Subsidiaries as at the end of each fiscal year and the related consolidated statements of income and changes in common stockholders' equity (or comparable statement) employed in the business and changes in financial position and cash flow for such year, in each case prepared in accordance with GAAP, setting forth in each case in comparative form the figures for the previous year, accompanied by an unqualified report and opinion thereon of independent certified public accountants acceptable to the Bank and, if prepared, such accountants' letter to management;

          (ii) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, the Borrower's unaudited consolidated and consolidating balance sheets of itself and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated and consolidating statements of income and changes in common stockholders' equity (or comparable statement) and changes in financial position and cash flow for such period and year to date, setting forth in each case in comparative form the figures as at the end of the previous fiscal year as to the balance sheet and the figures for the previous corresponding period as to the other statements, certified by a duly authorized officer of the Borrower as being fairly stated in all material respects subject to year end adjustments; all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail acceptable to the Bank and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants and disclosed therein and except for the exclusion of certain information and footnote disclosures omitted pursuant to the rules and regulations of the S.E.C.); and

          (iii) as soon as available, but in any event within 120 days after the end of each fiscal year of Southwest, (1) a copy of Southwest's audited consolidated balance sheets of itself and its consolidated Subsidiaries as at the end of each fiscal year and the related consolidated statements of income and changes in common stockholders' equity (or comparable statement) employed in the business and changes in financial position and cash flow for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an unqualified report and opinion thereon of independent certified public accountants acceptable to the Bank and, if prepared, such accountants' letter to management and (2) a copy of Southwest's prepared consolidated financial statements prepared in connection with each of the statements provided in subpart (1) above;

          (iv) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter, Southwest's unaudited consolidated and consolidating balance sheets of itself and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated and consolidating statements of income and changes in common stockholders' equity (or comparable statement) and changes in financial position and cash flow for such period and year to date, setting forth in each case in comparative form the figures as at the end of the previous fiscal year as to the balance sheet and the figures for the previous corresponding period as to the other statements, certified by a duly authorized officer of Southwest as being fairly stated in all material respects subject to year end adjustments; all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail acceptable to the Bank and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants and disclosed therein and except for the exclusion of certain information and footnote disclosures omitted pursuant to the rules and regulations of the S.E.C.); and

          (v) as soon as available, copies of all reports which Southwest sends to any of its security holders, and copies of all reports and registration statements which Southwest or any of its Subsidiaries files with the S.E.C. or any national securities exchange; and

          (vi) (a) together with each delivery of financial statements of Borrower, Southwest and their respective Subsidiaries pursuant to subdivision (i) or subdivision (iii) above, a certificate, executed by the Borrower's chairman of the board (if an officer) or its president or one of its vice presidents or by its chief financial officer stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such certificate, of any condition or event that constitutes an

     Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and (b) together with each delivery of financial statements pursuant to subdivision (i), (ii), (iii) and (iv) above, a certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in
     Section 6.02 hereof;

     (b) Notices and Information.  Deliver to the Bank:
         -----------------------

          (i) promptly upon any officer of the Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, (b) that any Person has given any notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.01(e), (c) of the institution of any litigation involving an alleged liability (including possible forfeiture of property) of the Borrower or any of its Subsidiaries equal to or greater than $500,000 which is not, except for deductibles and self insurance reserves, fully covered by insurance maintained by Borrower or any adverse determination in any litigation involving a potential liability of the Borrower or any of its Subsidiaries equal to or greater than $500,000 which is not, except for deductibles and self insurance reserves, fully covered by insurance maintained by Borrower or (d) of a material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, an officers' certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

          (ii) promptly upon becoming aware of the occurrence of any (a) Termination Event, or (b) non-exempt "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code or a transaction prohibited by Section 406 of ERISA, in connection with any Employee Benefit Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Borrower has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation with respect thereto;

          (iii) with reasonable promptness copies of (a) all notices received by the Borrower or any of its ERISA Affiliates of the Pension Benefit Guaranty Corporation's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan and (b) all notices received by the

     Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to
     Section 4202 of ERISA;

          (iv) promptly, and in any event within 30 days after receipt thereof, a copy of any notice, summons, citation, directive, letter or other form of communication from any governmental authority or court in any way concerning any action or omission on the part of the Borrower or any of its Subsidiaries in connection with any substance defined as toxic or hazardous by any applicable federal, state or local law, rule, regulation, order or directive or any waste or byproduct thereof, or concerning the filing of a lien upon, against or in connection with the Borrower, its Subsidiaries, or any of their leased or owned real or personal property, in connection with a Hazardous Substance Superfund or a Post-Closure Liability Fund as maintained pursuant to (S) 9507 of the Internal Revenue Code; and

          (v) promptly, and in any event within 30 days after request, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Bank and is reasonably available to Borrower.

     (c) Corporate Existence, Etc.  At all times preserve and keep in full force
         -------------------------
and effect its and its Subsidiaries' corporate existence and rights, licenses and franchises material to its business and those of each of its Subsidiaries; provided, however, that the corporate existence of any such Subsidiary may be
--------  -------
terminated if such termination is in the best interest of the Borrower and is not materially disadvantageous to the holder of any Revolving Note.

     (d) Payment of Taxes and Claims.  Pay, and cause each of its Subsidiaries
         ---------------------------
to pay, all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

     (e) Maintenance of Properties; Insurance.  Maintain or cause to be
         ------------------------------------
maintained in good repair, working order and condition all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. The Borrower will comply with any other insurance requirement set forth in any other Loan Document.

     (f) Inspection.  Permit any authorized representatives designated by the
         ----------
Bank to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested.

     (g) Compliance with Laws Etc.  Exercise, and cause each of its Subsidiaries
         -------------------------
to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, all rules and regulations of public utility commissions or similar regulatory authorities, and all environmental laws, rules, regulations and orders, noncompliance with which would materially adversely affect the business, properties, assets, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

     (h) Hazardous Waste Studies.  Promptly, and in any event within thirty (30)
         -----------------------
days after submission, provide the Bank with copies of all such investigations, studies, samplings and testings as may be requested by any governmental or regulatory authority relative to any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at or affecting any real property or any facility owned, leased or used by the Borrower or any Subsidiary. The foregoing shall not include sampling and testing of water, waste water and effluent conducted by the Subsidiaries of Borrower on periodic bases as a normal part of their water delivery and wastewater treatment businesses.

     SECTION 6.02.  Negative Covenants.  So long as any Revolving Note shall
                    ------------------
remain unpaid or the Bank shall have any Commitment hereunder, neither Southwest nor Borrower will, without the written consent of the Bank:

     (a) Leverage Ratio.  At any time, permit the ratio of Consolidated
         --------------
Liabilities of Southwest to Consolidated Tangible Net Worth of Southwest to be more than 2.30:1:00

     (b) Consolidated Tangible Net Worth of Borrower.  At any time, permit
         -------------------------------------------
Consolidated Tangible Net Worth of Borrower to be less than $24,500,000.

     (c) Consolidated Tangible Net Worth of Southwest.  At any time, permit
         --------------------------------------------
Consolidated Tangible Net Worth of Southwest to be less than $28,500,000.

     (d) Consolidated Net Profit of Borrower.  At the end of any fiscal quarter
         -----------------------------------
of the Borrower, permit Consolidated Net Profit of Borrower, determined on a four quarter rolling basis, to be less than $1.00.

     (e) Consolidated Net Profit of Southwest.  At the end of any fiscal quarter
         ------------------------------------
of the Borrower, permit Consolidated Net Profit of Southwest, determined on a four quarter rolling basis, to be less than $1.00.

     (f) EBITDA Coverage Ratio of Southwest.  At the end of any fiscal quarter
         ----------------------------------
of Borrower, permit the EBITDA Coverage Ratio of Southwest, determined on a four quarter rolling basis, to be less than 1.25:1.0.

     (g) Funded Debt of Borrower.  At any time, permit Funded Debt of Borrower
         -----------------------
to exceed Bondable Capacity.

     (h) Liens Etc.  Create or suffer to exist, or permit any of its
         ---------
Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person other than (i) Liens in favor of the Bank; (ii) Liens reflected on the financial statements referred to in Section 5.01(e) hereof and other Liens existing on the date hereof and set forth in Schedule 6.02(h) hereto; (iii) purchase money Liens upon or in any equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business up to a maximum of $500,000 to secure the purchase price of such equipment or to secure indebtedness incurred solely for the purpose of financing the acquisition of such equipment: (iv) Liens existing on property acquired by the Borrower or any Subsidiary, and all refundings and extensions of any such Liens, and (v) Liens, deposits and/or pledges made to secure the performance of operating leases; provided that the principal amount of Debt secured by any such Lien permitted hereunder shall not exceed an amount equal to (x) one hundred percent (100%) of the cost of the real property subject to such lien or security interest or (y) one hundred percent (100%) of the cost of the personal property subject to such lien or security interest, and further provided that none of such liens or security interests shall extend to other assets of the Borrower or its Subsidiaries. The Bank acknowledges that Borrower has an existing first mortgage indenture encumbering substantially all of its assets to secure three series (A, B and C) of first mortgage bonds.

     (i) Debt.  Create, incur, assume or permit to exist, or permit any
         ----
Subsidiary to create, incur, assume or permit to exist, any indebtedness or liabilities resulting from borrowings, loans or advances, whether matured or unmatured, liquidated or unliquidated, joint or several, secured or unsecured, except for (i) Debt incurred pursuant to this Agreement and the other Loan Documents, (ii) Debts, revolving lines of credit and lease obligations of Borrower existing as of, and disclosed to Bank prior to the date of this Agreement (including $4,000,000 of unsecured debt of Borrower to Wells Fargo),
(iii) secured indebtedness for purchase money financing of equipment which is permitted under Section 6.02(h)(iii) not to exceed an aggregate of $500,000, and
(iv) unsecured funded bank debt not to exceed an aggregate of $12,000,000 at any time (including, without limitation, unsecured funded bank debt incurred pursuant to the Loan Documents and unsecured funded bank debt to Wells Fargo as described in clause (ii) above).

     (j) Consolidation, Merger or Dissolution.  (i) Consolidate with or merge
         ------------------------------------
into any other Person, (ii) wind up, liquidate or dissolve or (iii) agree to do any of the foregoing.

     (k) Loans, Investments, Secondary Liabilities.  Make or permit to remain
         -----------------------------------------
outstanding, or permit any Subsidiary to make or permit to remain outstanding, any loan or advance to, or guarantee, induce or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person, except that the Borrower and its Subsidiaries may:

          (i) own, purchase or acquire certificates of deposit issued by a bank, commercial paper rated Moody's P-1, municipal bonds rated Moody's AA or better, direct obligations of the United States of America or its agencies, and obligations guaranteed by the United States of America;

          (ii) continue to own the existing capital stock of the Borrower's Subsidiaries;

          (iii) endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

          (iv) make or permit to remain outstanding loans or advances to Southwest; provided, however, that any such outstanding loans or advances
                --------  -------
     by Borrower to Southwest shall be evidenced by negotiable promissory notes, in form and substance satisfactory to Bank, and which notes shall provide for the assignment thereof to the Bank as collateral security for the repayment of the Loans and any other obligations of the Borrower hereunder upon the demand of the Bank; and

          (v) make or permit to remain outstanding loans and advances to any of its officers, shareholders or affiliates or enter into or permit to remain outstanding guarantees in connection with the obligations of its officers, shareholders or affiliates, in an aggregate amount for all such loans, advances and guarantees not exceeding $100,000 in addition to the loans outstanding and reflected on the Borrower's financial statements dated September 30, 1997.

     (l) Asset Sales.  Convey, sell, lease, transfer or otherwise dispose of, or
         -----------
permit any Subsidiary to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its or its Subsidiary's business, property or fixed assets outside the ordinary course of business, whether now owned or hereafter acquired, except that Borrower and its Subsidiaries may convey, sell, lease, transfer or otherwise dispose of business, property or fixed assets for consideration which in the aggregate does not exceed $500,000 per year. The foregoing covenant shall not extend to any property taken by eminent domain by any governmental authority or other person or entity having the power of eminent domain or to any sale in lieu of condemnation to a governmental authority or other person or entity having the power of eminent domain made after threat of condemnation by such governmental authority or other person or entity, or to the pending sale by Suburban of that certain parcel of real estate commonly known as 16340 East Maplegrove Street, La Puente, California, which property was the site of the former headquarters facility of Borrower and Southwest.

     (m) Hostile Tender Offers.  Make any offer to purchase or acquire, or
         ---------------------
consummate a purchase or acquisition of, five percent (5%) or more of the capital stock of any publicly held corporation or other publicly held business entity, unless the board of directors of such corporation or business entity has notified the Borrower that it invites or does not oppose such offer or purchase.

     (n) Distributions.  Upon the occurrence and during the continuance of an
         -------------
Event of Default or Potential Event of Default, authorize, declare or pay, or permit any of its Subsidiaries to authorize, declare or pay, any Distributions.

     (o) Transactions with Affiliates.  Neither Borrower nor any of its
         ----------------------------
Subsidiaries shall enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or its Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or its Subsidiary than Borrower or its Subsidiary would obtain in a comparable arm's length transaction with an unaffiliated person.

     (p) Books and Records.  Borrower will, and will cause each of its
         -----------------
Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of applicable law shall be made of all dealings and transactions in relation to its business and activities.

     (q) Restructure.  Make any change in Borrower's financial restructure, the
         -----------
principal nature of Borrower's business operations (taken as a whole), or the date of its fiscal year.

                                  ARTICLE VII

                               EVENTS OF DEFAULT

     SECTION 7.01.  Events of Default.  If any of the following events ("Events
                    -----------------                                    ------
of Default") shall occur and be continuing:
----------

     (a) Borrower shall fail to pay within three (3) days of the date when due, any principal, interest, fees or other amounts payable under any of the Loan Documents; or

     (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with the Loan Documents shall prove to have been incorrect in any material respect when made; or

     (c) Borrower shall fail to perform or observe any term, any affirmative or negative covenant, including, but not limited to, those covenants set forth in Sections 6.01 and 6.02 hereof, or any other agreement contained in this Agreement on its part to be performed or observed (other than those referred to in subsections (a) and (b) above); and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence; or

     (d) The Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any Loan Document other than this Agreement and such default shall not have been remedied or waived within any applicable grace period in such Loan Document or in (c) above; or

     (e) an Event of Default shall occur under the Southwest Loan Documents; or

     (f) (i) The Borrower or any of its Subsidiaries shall (A) fail to pay any principal of, or premium or interest on, any Debt (including, without limitation, debt owing to Wells Fargo), the aggregate outstanding principal amount of which is at least $100,000 (excluding Debt evidenced by the Revolving
Note), when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (B) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Debt or material to the performance, business, property, assets, condition (financing or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument; or

     (g) (i) The Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days (Bank may, in its discretion, cease making Revolving Loans during the pendency of such action or proceeding); or
(iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof (Bank may, in its discretion, cease making Revolving Loans during the pendency of such action or proceeding); or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii) and (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (h) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance or reserves) equal to or greater than $250,000 and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

     (i) (i) The Borrower or any of its ERISA Affiliates fails to make full payment when due of all material amounts which, under the provisions of any Pension Plan or Section 412 of the Internal Revenue Code, the Borrower or any of its ERISA Affiliates is required to pay as contributions thereto and such development is not remedied or reversed within fifteen (15) days after the Borrower knows of such development;

          (ii) any material accumulated funding deficiency occurs or exists, whether or not waived, with respect-to any Pension Plan and such development is not remedied or reversed within fifteen (15) days after the Borrower knows of such development;

          (iii) the excess of the actuarial present value of all benefit liabilities under all Pension Plans over the fair market value of the assets of such Pension Plans (excluding in such computation Pension Plans with assets greater than benefit liabilities) allocable to such benefit liabilities are greater than five percent (5%) of Consolidated Tangible Net Worth and such development is not remedied or reversed within fifteen (15) days after the Borrower knows of such development;

          (iv) the Borrower or any of its ERISA Affiliates enters into any transaction which has as its principal purpose the evasion of liability under Subtitle D of Title IV of ERISA:

          (v) (A) Any Pension Plan maintained by the Borrower or any of its ERISA Affiliates shall be terminated within the meaning of Title IV of ERISA in a distress termination, or (B) a trustee shall be appointed by an appropriate United States district court in accordance with Section 4042 of ERISA to administer any Pension Plan, or (C) the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan in accordance with Section 4042 of ERISA, or (D) the Borrower or any of its ERISA Affiliates shall withdraw (under Section 4063 of ERISA) from a Pension Plan, if as of the date of the event listed in subclauses (A)-(D) above or any subsequent date, either the Borrower or its ERISA Affiliates has any material liability (such liability to include, without limitation, any liability to the Pension Benefit Guaranty Corporation, or any successor thereto, or to any other party under Sections 4062, 4063 or 4064 of ERISA or any other provision of law) resulting from or otherwise associated with the events listed in subclauses (A)-(D) above;

          (vi) As used in this subsection 7.01(h) the term "accumulated funding deficiency" has the meaning specified in Section 412 of the Internal Revenue Code, and the term "benefit liabilities" has the meaning specified in Section 4001 of ERISA;

     (j) There shall be instituted against the Borrower or any Subsidiary, or against any guarantor, any proceeding for which forfeiture of any property with a value of $250,000 or more is a potential penalty and such proceeding remains undismissed, undischarged or unbonded for a period of thirty (30) days from the date the Borrower knows of such proceeding;

     (k) A Change of Control shall have occurred; or

     (l) The mortgage bonds of Borrower shall fail to maintain a NAIC rating of 1 or 2.

     Then, (i) upon the occurrence of any Event of Default described in clause 7.01(g) above, the Commitment shall immediately terminate and all Loans hereunder with accrued interest thereon, and all other amounts owing under the Loan Documents shall automatically become due and payable, and (ii) upon the occurrence of any other Event of Default, the Bank may, by notice to the Borrower, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and, by notice to the Borrower, declare the Loans hereunder, with accrued interest thereon, and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including, without limitation, the right to resort to any or all security for any credit accommodation from the Bank subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank in connection with each of the Loan Documents may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Notwithstanding any other provision of this Agreement, including Section 8.02, notices to the Borrower under this Section shall be communicated in writing (including telex or facsimile transmissions).


                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.01.  Amendments, Etc.  No amendment or waiver of any provision of
                    ---------------
the Loan Documents nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 8.02.  Notices, Etc.  Except as otherwise set forth in this
                    ------------
Agreement, all notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed certified mail, return receipt requested or sent by facsimile or delivered, if to the Borrower, at its address set forth on the signature page hereof; and if to the Bank, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective upon personal delivery or upon receipt when sent by facsimile, or on the date of receipt or refusal indicated on the return receipt if sent by certified mail, except that notices and communications to the Bank pursuant to Article II or VII shall not be effective until received by the Bank.

     SECTION 8.03.  Right of Setoff:  Security Interest in Deposit Accounts.
                    -------------------------------------------------------
Upon and only after the occurrence of any Event of Default not cured within any applicable grace period, the Bank is hereby authorized by the Borrower, at any time and from time to time, without notice, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of the Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by the Bank to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as the Bank in its sole discretion may elect. The Borrower hereby grants to the Bank a security interest in all deposits and accounts maintained with the Bank and with any other financial institution. The Bank is authorized to debit any account maintained with it by the Borrower for any amount of principal, interest or fees which are then due and owing to the Bank.

     SECTION 8.04.  No Waiver; Remedies.  No failure on the part of either party
                    -------------------
hereto to exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     SECTION 8.05.  Costs and Expenses.  Borrower shall pay to Bank immediately
                    ------------------
upon demand the full amount of all costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and each other of the Loan Documents, and the preparation of any amendments and waivers hereto and thereto,
(b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents (including, without limitation, in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or the restructuring of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including, without limitation, any action for declaratory relief.

     SECTION 8.06.  Participations.  The Bank may sell, assign, transfer,
                    --------------
negotiate or grant participations to other financial institutions in all or part of the obligations of the Borrower outstanding under the Loan Documents, provided that any such sale, assignment, transfer, negotiation or participation shall be in compliance with the applicable federal and state securities laws; and provided further that any assignee or transferee agrees to be bound by the terms and conditions of this Agreement. The Bank may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to the Borrower or any of its Subsidiaries.

     SECTION 8.07.  Effectiveness: Binding Effect.  This Agreement shall become
                    -----------------------------
effective when it shall have been executed by the Borrower and the Bank and thereafter shall be binding upon and inure to the benefit of the Borrower, the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

     SECTION 8.08.  Governing Law.  The validity, interpretation and enforcement
                    -------------
of this Agreement and the other Loan Documents and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law).

     SECTION 8.09.  Arbitration.
                    -----------

     (a) Arbitration.  Upon the demand of any party, any Dispute shall be
         -----------
resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

     (b) Governing Rules.  Arbitration proceedings shall be administered by the
         ---------------
American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in the County of Los Angeles, California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. (S)91 or any similar applicable state law.

     (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure.  No
         ----------------------------------------------------------
provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration or reference hereunder.

     (d) Arbitrator Qualifications and Powers; Awards.  Arbitrators must be
         --------------------------------------------
active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive laws applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

     (e) Judicial Review.  Notwithstanding anything herein to the contrary, in
         ---------------
any arbitration in which the amount in controversy exceeds $25,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (A) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (B) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (C) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (1) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (2) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

     (f) Real Property Collateral; Judicial Reference.  Notwithstanding anything
         --------------------------------------------
herein to the contrary, no Dispute shall be submitted to arbitration if the Dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such Dispute is not submitted to arbitration, the Dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

     (g) Miscellaneous.  To the maximum extent practicable, the AAA, the
         -------------
arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

     SECTION 8.10.  Waiver of Notices.  Borrower hereby expressly waives demand,
                    -----------------
presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments, included in or evidencing any of the obligations, and any and all other demands and notices of any kind or nature whatsoever with respect to the obligations and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Bank may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

     SECTION 8.11.  Entire Agreement.  This Agreement with Exhibits and
                    ----------------
Schedules and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.

     SECTION 8.12.  Separability of Provisions.  In case any one or more of the
                    --------------------------
provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     SECTION 8.13.  Execution in Counterparts.  This Agreement may be executed
                    -------------------------
in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



MELLON BANK, N.A.                          SUBURBAN WATER SYSTEMS


By:_/S/ KEVIN D. KELLY_____________        By:__/S/ DANIEL N. EVANS_____________
Name: Kevin D. Kelly                       Name: Daniel N. Evans
Title:   Vice President                    Title:  Vice President - Finance
                                                   Chief Financial Officer


                                           By:__/S/ PETER J. MOERBEEK
                                           Name:  Peter J. Moerbeek
                                           Title:  Secretary

Address:                                   Address:

Middle Market Banking                      1211 E. Center Court Drive
400 South Hope Street                      Covina, California 91724-3603
5th Floor                                  Attention: Daniel N. Evans
Los Angeles, California 90071-2806                 Vice President of Finance
Attention:  Kevin D. Kelly                         Chief Financial Officer
           Vice President
Facsimile: (213) 629-0484                  Facsimile: (626) 915-1558

                         SCHEDULE 5.01(F) - LITIGATION
                         -----------------------------


None other than as reported on Form 10-Q of Southwest for quarter ended September 30, 1997.

                    SCHEDULE 5.01(I) - ENVIRONMENTAL MATTERS
                    ----------------------------------------


See Form 10-Q of Southwest for quarter ended September 30, 1997.

Also, there may have been minor hydraulic fluid leakage at the Maplegrove Street site formerly operated by Southwest and Suburban as their headquarters. Southwest and Suburban are currently investigating this matter but anticipate that any remediation required will have a cost of less than $100,000.

                            SCHEDULE 6.02(H) - LIENS
                            ------------------------


None except as disclosed in the audited consolidated financial statements of Southwest for the fiscal year ended December 31, 1996.